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As filed with the Securities and Exchange Commission on October 1, 2001.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

THE REYNOLDS AND REYNOLDS COMPANY
(Exact name of registrant as specified in its charter)

OHIO	31-0421120
(State or jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

115 SOUTH LUDLOW STREET, DAYTON, OHIO 45402
(Address of principal executive offices) (Zip code)

THE REYNOLDS AND REYNOLDS COMPANY
STOCK OPTION PLAN—1995

THE REYNOLDS AND REYNOLDS COMPANY
1996 SHARES PLAN

THE REYNOLDS AND REYNOLDS COMPANY
2001 SHARES PLAN
(Full title of the plan)

DOUGLAS M. VENTURA, ESQ.
GENERAL COUNSEL AND SECRETARY
THE REYNOLDS AND REYNOLDS COMPANY
115 SOUTH LUDLOW STREET, DAYTON, OHIO 45402
(Name and address of agent for service)

(937) 485-2000
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be registered	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Class A Common Shares, no par value, issuable pursuant to Stock Option Plan—1995 (1)	2,000,000	$22.15	$44,300,000	$11,075
Class A Common Shares, no par value, issuable pursuant to the 1996 Shares Plan(1)	500,000	22.15	11,075,000	2,769
Class A Common Shares, no par value, issuable pursuant to the 2001 Shares Plan(1)	500,000	22.15	11,075,000	2,769

(1)
Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement also covers an indeterminate number of Class A Common Shares of the Registrant issuable under each of the Plans in the event of stock dividends, stock splits, recapitalization and other changes in the common stock of the Registrant as described in each of the Plans.

(2)
Computed pursuant to Rule 457(h) solely for the purpose of determining the registration fee, based upon an assumed price of $22.15 per share, which was the average of the high and low prices of the Registrant's Class A Common Shares on September 25, 2001 as reported on the New York Stock Exchange Composite Index.

PART I

    The information specified in Part I of Form S-8 is not required to be filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Note 1 to Part I of Form S-8 and Rule 424 under the Securities Act of 1933, as amended. The information required in the Section 10(a) prospectus is included in the documents being maintained and delivered by The Reynolds and Reynolds Company as required by Part I of Form S-8 and by Rule 428 under the Securities Act.

PART II

Item 3.  Incorporation of Documents by Reference.

    The following documents are incorporated herein by reference:

(a)	The Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2000.
(b)(1)	The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2000.
(b)(2)	The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2001.
(b)(3)	The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2001.
(c)(1)
The "Description of Registrant's Securities to be Registered" on page 2 of the Registrant's Amended Registration Statement on Form 8-A/A which was filed with the Securities and Exchange Commission on October 20, 1998.
(c)(2)
The "Description of Registrant's Securities to be Registered" on pages 2 through 6 of the Registrant's Registration Statement on Form 8-A which was filed with the Securities and Exchange Commission on April 18, 2001.

    All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents. Any Statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a Statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such Statement. Any such Statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

The legality of the shares of Class A Common Shares issuable under the Plans has been passed upon for the Registrant by Douglas M. Ventura, Esq., General Counsel and Secretary of the Registrant.

Mr. Ventura holds options to purchase 84,080 shares of the Registrant's Class A Common Shares, of which 19,520 shares are vested and exercisable.

Item 6.  Indemnification of Directors and Officers.

    Pursuant to Section 1701.13(E) of the Ohio Revised Code, the Registrant is permitted to indemnify any director, officer, employee or agent of the Registrant against costs and expenses incurred in connection with any action, suit or proceeding brought against any such person by reason of his having served the Registrant in such capacity, provided that he meets certain "good faith" tests provided by law, and provided further that, with respect to suits brought on behalf of the Registrant, he is not adjudged to be liable for negligence or misconduct unless the relevant court finds indemnification to be nevertheless appropriate in view of all of the circumstances. The statute also provides that in the event an officer or director has been successful on the merits in defense of any such action, suit or proceeding, such officer or director shall be indemnified by the Registrant against actual and reasonable expenses in connection therewith.

    Article Ninth of the Registrant's Amended Articles of Incorporation provides that, as more specifically set forth in the Registrant's Amended and Restated Consolidated Code of Regulations, the Registrant may provide to any director, officer, other employee or agent of the Registrant or any person who serves at the request of the Registrant as a director, trustee, other employee or agent of another corporation, partnership, joint venture, trust or other enterprise, the maximum indemnification permitted under Section 1701.13(E) of the Ohio Revised Code, including amendments thereto, or any comparable provisions of any future Ohio statute.

    Paragraph B of Section 1 of Article IX of the Registrant's Amended and Restated Consolidated Code of Regulations provides for indemnification of directors, officers, and employees of the Registrant, and persons who, at the request of the Registrant act as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses actually and reasonably incurred in connection with any action as to which he was or is or may be made a party by reason of his acting in such capacity, involving a matter as to which it shall be determined, as provided therein, that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal matter or proceeding, in addition, that he had no reasonable cause to believe that his conduct was unlawful; provided, however, that in the case of an action by or in the right of the Registrant to procure a judgment in its favor, no such indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged liable for negligence or misconduct in the performance of his duty to the Registrant unless, and only to the extent that, the Court of Common Pleas or other court in which such action was brought shall determine such indemnification to be proper.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit No.	Document
(4)(a)
Specimen Certificate for Class A Common Shares of the Registrant incorporated by reference to Exhibit 4(a) to the Registrant's Registration Statement on Form S-3, No. 333-72639, filed with the Securities and Exchange Commission on February 19, 1999.
(4)(b)
Amended and Restated Articles of Incorporation of the Registrant, incorporated by reference to Exhibit A to the Registrant's definitive proxy statement dated January 5, 1995, and the amendment thereto incorporated by reference to Exhibit 2 of the Registrant's Form 8A/A dated October 20, 1998.
(4)(c)
Amended and Restated Consolidated Code of Regulations of the Registrant, incorporated by reference to Exhibit A to the Registrant's definitive proxy statement dated January 8, 2001, and filed with the Securities and Exchange Commission on December 29, 2000.
(4)(d)
Rights Agreement, dated April 18, 2001, by and between The Reynolds and Reynolds Company and Wells Fargo Bank Minnesota, N.A. incorporated by reference to Exhibit 4 to the Registrant's Form 8-A which was filed with the Securities and Exchange Commission on April 18, 2001.
(4)(e)
The Reynolds and Reynolds Company Stock Option Plan—1995 incorporated by reference to Exhibit B of the Registrant's definitive proxy statement dated January 5, 1995 and filed with the Securities and Exchange Commission on December 22, 1994.
(4)(f)
The Reynolds and Reynolds Company 1996 Shares Plan incorporated by reference to Exhibit 4(e) of the Registrant's Registration Statement on Form S-8, No. 333-85179, filed with the Securities and Exchange Commission on August 13, 1999.
(4)(g)	The Reynolds and Reynolds Company 2001 Shares Plan.*
(5)	Opinion of Douglas M. Ventura, General Counsel of The Reynolds and Reynolds Company.*
(15)	Inapplicable.
(23)(a)	Consent of Deloitte & Touche LLP, independent auditors*
(24)	Power of Attorney*
(99)	Inapplicable.

*
denotes those Exhibits that are filed herewith.

Item 9.  Undertakings.

(a)
The undersigned Registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which,

      individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

    (iii)
    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on this Registration Statement on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Dayton, State of Ohio, on October 1, 2001.

THE REYNOLDS AND REYNOLDS COMPANY
By:	/s/ DOUGLAS M. VENTURA Douglas M. Ventura, General Counsel and Secretary

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PART I
PART II
  Item 3. Incorporation of Documents by Reference.
  Item 4. Description of Securities
  Item 5. Interests of Named Experts and Counsel.
  Item 6. Indemnification of Directors and Officers.
  Item 7. Exemption from Registration Claimed.
  Item 8. Exhibits.
  Item 9. Undertakings.
SIGNATURES